                                                                      Exhibit 11

MONRO MUFFLER BRAKE, INC.
STATEMENT OF COMPUTATION OF PER SHARE EARNINGS

        Earnings per share for each period was computed by dividing net income for such period by the weighted average number of shares of Common Stock and common stock equivalents outstanding during such period.



                                                          QUARTER ENDED           NINE MONTHS ENDED
                                                         FISCAL DECEMBER           FISCAL DECEMBER
                                                        2002         2001         2002         2001
                                                        ----         ----         ----         ----
                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
DILUTED

EARNINGS

Net Income                                              $2,413       $1,781      $11,189       $9,327
                                                      =========    =========    =========    =========

SHARES

Weighted average number of common shares                 8,727        8,426        8,654        8,405

Treasury Stock                                            (217)        (217)        (217)        (217)

Assuming conversion of Class C Convertible
     Preferred Stock                                       450          636          501          636

Dilutive effect of outstanding options                     398          198          449          196
                                                      ---------    ---------    ---------    ---------

Total common and common equivalent shares                9,358        9,043        9,387        9,020
                                                      =========    =========    =========    =========


DILUTED EARNINGS PER SHARE                              $  .26       $  .20      $  1.19       $ 1.03
                                                      =========    =========    =========    =========


BASIC

EARNINGS

Net Income                                              $2,413       $1,781      $11,189       $9,327
                                                      =========    =========    =========    =========

SHARES

Weighted average number of common shares                 8,509        8,209        8,437        8,188
                                                      =========    =========    =========    =========

BASIC EARNINGS PER SHARE                                $  .28       $  .22      $  1.33       $ 1.14
                                                      =========    =========    =========    =========


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